Exhibit 3.4
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                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
            OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The  corporation  organized  and  existing  under  and  by virtue of the General
Corporation  Law  of  the  State  of  Delaware  does  hereby  certify:

FIRST: That at a meeting of the Board of Directors of N-Viro International Corporation resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by eliminating Article Five and Article Ten.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment wad duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by an authorized officer, the 6th day of July, 2005.


                              By:  /s/  James  K.  McHugh
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                                   Authorized  Officer

                              Name:  James  K.  McHugh
                              Title:  Chief  Financial  Officer